Ex. (k)(4)

Subscription Agent Agreement

Between

Cohen & Steers Quality Income Realty Fund, Inc.

and,

Computershare Trust Company, N.A.,

Computershare Inc.

THIS SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of this 17th day of June 2026 (the “Effective Date”) by and among

Cohen & Steers Quality Income Realty Fund, Inc., a corporation organized and existing under the laws of the State of Maryland (“Company”), Computershare Inc. (“Computershare”) a Delaware corporation and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company” and together with Computershare, “Agent”).

SUBSCRIPTION AGENT SERVICES

1.  Appointment

1.1  Company is making an offer (the “Subscription Offer”) to issue to holders of record of its outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at the close of business on June 18, 2026 (the “Record Date”), the right to subscribe for and purchase (each such right, a “Right”, and collectively, the “Rights”) shares of common stock (the “Additional Common Stock”) at a purchase price (the “Subscription Price”) determined based on a formula equal to 92.5% of the average of the last reported sales price of a share of Common Stock on the NYSE on the Expiration Time (as defined below), and each of the four (4) preceding trading days (the “Formula Price”). If, however, the Formula Price is less than 90% of the average net asset value (“NAV”) per Common Stock at the close of trading on the NYSE on the Expiration Time and each of the four (4) preceding trading days, then the Subscription Price will be 90% of the average NAV per Common Stock at the close of trading on NYSE on the Expiration Time and each of the four (4) preceding trading days, payable as described on the Subscription Form (as defined below) or any web site established for purposes of effectuating the Subscription Offer. The term “Subscribed” shall mean submitted for purchase from Company

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by a shareholder in accordance with the terms of the Subscription Offer, and the term “Subscription(s)” shall mean any such submission. Company hereby appoints Agent to act as subscription agent in connection with the Subscription Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions of this Agreement.

1.2  The Subscription Offer will expire at 5:00 pm, Eastern Time, on July 15, 2026 (the “Expiration Time”), unless Company shall have extended the period of time for which the Subscription Offer is open, in which event the term “Expiration Time” shall mean the latest time and date at which the Subscription Offer, as so extended by Company from time to time, shall expire.

1.3  Company filed a registration statement relating to the Additional Common Stock with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on June 8, 2026, as supplemented or amended by any amendment filed with respect thereto, and such registration statement was automatically effective upon filing. The terms of the Additional Common Stock are more fully described in the prospectus and prospectus supplement forming a part of the registration statement as it was declared effective. All terms used and not defined herein shall have the same meaning(s) as in the prospectus and prospectus supplement.

1.4  Promptly after the Record Date, Company will furnish Agent with, or will instruct Agent, in its capacity as transfer agent for Company, to prepare, a certified list in a format acceptable to Agent of shareholders of record of the Common Stock at the Record Date, including each such shareholder’s name, address, taxpayer identification number (“TIN”), share amount with applicable tax lot detail, any certificate detail and information regarding any applicable account stops or blocks (the “Record Shareholders List”).

1.5  No later than the earlier of (i) forty-five (45) days after the Record Date or (ii) January 15 of the year following the year in which the Record Date occurs, Company shall deliver to Agent written direction on the adjustment of cost basis for covered securities by IRS cost basis reporting

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requirements that arise from or are affected by the Subscription Offer in accordance with current Internal Revenue Service regulations (see the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit A for additional information).

2.  Subscription of Rights

2.1 The Rights entitle such shareholders to subscribe, upon payment of the Subscription Price, for shares of the Additional Common Stock at the rate of one (1) share for each three (3) Rights (the “Basic Subscription Privilege”). No fractional Rights will be issued, but the Subscription Offer includes a step-up privilege entitling holders of fewer than three (3) Rights to subscribe for and pay the Subscription Price for one (1) full share of the Common Stock.

2.2 If subscribing shareholders who exercise their Rights in full are entitled to exercise an oversubscription right, then Company shall provide Agent with instructions regarding the allocation to such shareholders of the Additional Common Stock after the initial allocation thereof.

2.3 Except as otherwise instructed to Agent by Company in writing, all Additional Common Stock delivered hereunder upon the exercise of the Rights will be delivered free of restrictive legends. Company shall, if applicable, inform Agent as soon as possible in advance as to whether any Additional Common Stock issued hereunder is to be issued with restrictive legend(s) and, if so, then Company shall provide appropriate legend(s) and a list identifying affected shareholders, certificate numbers (if applicable) and share amounts for such affected shareholders.

3. Duties of Subscription Agent

3.1 Agent shall issue the Rights in accordance with this Agreement in the names of holders of the Common Stock of record on the Record Date, keep such records as are necessary for the purpose of recording such issuance(s), and furnish a copy of such records to Company.

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3.2 Promptly after Agent receives the Record Shareholders List, Agent shall:

(a)

  deliver or cause to be delivered by first class mail to each shareholder of the Common Stock of record on the Record Date whose address of record is within the United States of America and Canada, (A) a subscription form with respect to the Rights to which such shareholder is entitled under the Subscription Offer, (B) a copy of the prospectus and prospectus supplement, (C) a return envelope addressed to Agent and (D) any such other document as Company deems necessary or appropriate.

(b)

  At the instruction of Company, deliver or cause to be delivered, via first class mail to each shareholder of record of the Common Stock on the Record Date whose address of record is outside of the United States of America and Canada, or is an A.P.O. or a F.P.O. address, a copy of the prospectus and prospectus supplement. Agent shall refrain from delivering the Subscription Form to any shareholder of record of the Common Stock on the Record Date whose address of record is outside of the United States of America and Canada, or is an A.P.O. or a F.P.O. address, and hold such Subscription Form for the account of such shareholder subject to such shareholder making satisfactory arrangements with Agent for the exercise or other disposition of the Rights described therein, and effect the exercise, sale or delivery of such Rights in accordance with the terms of this Agreement if notice of such arrangements is received at or before 5:00 p.m., Eastern Time, on July 15, 2026. In the event a request to exercise the Rights is received from such shareholder, Agent will consult with Company for instructions as to the number of shares of the Additional Common Stock, if any, Agent is authorized to issue.

(c)

Upon request by Company, Agent shall deliver a copy of the prospectus and prospectus supplement, by first class mail (i) to each assignee or transferee of the Rights upon receiving appropriate documentation satisfactory to Agent to register the assignment or transfer thereof and (ii) with shares of the

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Additional Common Stock when such are issued to persons other than the registered holder of the Rights.

(d)

  Agent shall accept Subscriptions upon the due exercise of the Rights (including payment of the Subscription Price) in physical form or via the dedicated Offer Website, on or prior to the Expiration Time in accordance with the Subscription Form.

(e)

  With respect to Subscriptions for shares of Additional Common Stock, Agent shall accept Subscriptions from persons who were registered holders of Common Stock on the Record Date, without further authorization or direction from Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person; provided that Agent may accept Subscriptions in accordance with instructions from any Rights holder that elects to subscribe for shares of Additional Common Stock to the extent such shareholder is deemed ineligible to subscribe for shares of Additional Common Stock:

(i)   If the Right is registered in the name of a fiduciary and the Subscription Form is executed by such fiduciary, provided, that the Additional Common Stock is to be issued in the name of such fiduciary;

(ii)   If the Right is registered in the name of joint tenants and the Subscription Form is executed by one of the joint tenants, provided, that the Additional Common Stock is to be issued in the names of such joint tenants; or

(iii)   If the Right is registered in the name of a corporation and the Subscription Form is executed by a person in a manner which appears or purports to be done in the capacity of an officer or agent thereof, provided,

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that the Additional Common Stock is to be issued in the name of such corporation.

(f)

Each document or electronic instruction, received by Agent relating to its duties hereunder shall be dated and time stamped when received at the applicable electronic or physical address(es) as outlined in the applicable offering documents.

(g)

  Agent shall, absent specific and mutually agreed upon instructions between Agent and Company, follow its normal and customary procedures with respect to the acceptance or rejection of all Subscriptions received after the Expiration Time. Subscriptions not authorized to be accepted pursuant to this Section 3 and Subscriptions otherwise failing to comply with the terms and conditions of the Subscription Form will be rejected and returned to the applicable shareholder.

(h)

  Company shall provide an opinion of counsel prior to the Expiration Time to set up a reserve of the Additional Common Stock. The opinion shall state that all Additional Common Stock, or the transactions in which they are being issued, as applicable, are:

(i)

Registered, or subject to a valid exemption from registration, under the 1933 Act, and all appropriate state securities law filings have been made with respect to the Additional Common Stock, or alternatively, that the shares of Additional Common Stock are “covered securities” under Section 18 of the 1933 Act; and

(ii)	Validly issued, fully paid and non-assessable.

4.  Acceptance of Subscriptions

4.1  Following Agent’s first receipt of Subscriptions, on each business day, or more frequently if reasonably requested as to major tally figures, forward a report by email to alaskaj@cohenandsteers.com,

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sfrank@cohenandsteers.com, tvalenti@cohenandsteers.com, saawan.pathange@ubs.com, ari.derman@ubs.com and david.lai@ubs.com (the “Company Representatives”) as to the following information, based upon a preliminary review (and at all times subject to a final determination by Company) as of the close of business on the preceding business day or the most recent practicable time prior to such request, as the case may be: (i) the total number of shares of the Additional Common Stock Subscribed for; (ii) the total number of the Rights sold; (iii) the total number of the Rights partially Subscribed for; (iv) the amount of funds received; and (v) the cumulative totals in categories (i) through (iv) above.

4.2  As promptly as possible following the Expiration Time, advise the Company Representative by email of (i) the number of shares of the Additional Common Stock Subscribed for and (ii) the number of shares of the Additional Common Stock unsubscribed for.

5.  Deposit of Funds

5.1  Upon acceptance of a Subscription, all funds accompanying a Subscription and received by Computershare under this Agreement which are to be held by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Company at commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P Global Inc. (“S&P”) (LT Local Issuer Credit Rating), Moody’s Investors Service, Inc. (“Moody’s”) (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts, upon Company’s written instruction, in (A) short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (B) commercial paper obligations of issuers organized under the law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s or S&P, respectively or (C) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; provided that in the case of each of clauses A through C above, no

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such investment shall have a maturity of more than thirty (30) days. Agent shall furnish, upon Company’s reasonable request, reports to Company showing the current balances of such accounts. The Funds shall not be used for any purpose that is not expressly provided for in this Agreement.

5.2 Computershare will only draw upon the Funds in such account(s) as required from time to time in order to make payment to Company and any applicable tax withholding payments. Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this Section 5, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to Company, any holder or any other party.

5.3 Computershare is acting as Agent hereunder and is not a debtor of Company in respect of the Funds.

6. Completion of Subscription Offer

6.1 Upon completion of the Subscription Offer, Agent shall request the transfer agent for the Common Stock to issue the appropriate number of shares of the Additional Common Stock as required in order to effectuate the Subscriptions.

6.2 The Rights shall be issued in registered, book-entry form only. Agent shall keep books and records of the registration, transfer and exchange of the Rights (the “Rights Register”).

6.3 All of the Rights issued upon any registration of transfer or exchange of the Rights shall be the valid obligations of Company, evidencing the same obligations and entitled to the same benefits under this Agreement as the Rights surrendered for such registration of transfer or exchange; provided that until such transfer or exchange is registered in the Rights Register, Company and Agent may treat the registered holder thereof as the owner for all purposes.

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6.4 For so long as this Agreement shall be in effect, Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of the Additional Common Stock to permit the exercise in full of all Rights issued pursuant to the Subscription Offer.

6.5 Company shall take any and all action, including, without limitation, obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to ensure that all shares of the Additional Common Stock issuable upon the exercise of the Rights (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and non-assessable shares of the Common Stock, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed upon Company with respect thereto.

6.6 Company shall, from time to time, take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under federal and state laws, which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of the Rights or the Additional Common Stock issued upon the exercise of the Rights.

7.  Procedure for Discrepancies Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Additional Common Stock that any Subscription Form may indicate are to be issued to a shareholder upon the exercise of the Rights and the number that the Record Shareholders List indicates may be issued to such shareholder. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with Company for instructions as to the number of shares of Additional Common Stock, if any, Agent is authorized to issue. In the absence of such instructions, Agent is authorized not to issue any shares of Additional Common Stock to such shareholder and will return to the subscribing shareholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription

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Form or by registered mail insured separately for the value of the applicable Rights) to such shareholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

8.  Procedure for Deficient Items

8.1  Agent shall examine the Subscription Form(s) received by it as agent to ascertain whether they appear to have been completed and executed in accordance with the Subscription Offer. In the event Agent determines that any Subscription Form does not appear to have been properly completed or executed, or to be in proper form, or any other deficiency in connection with the Subscription Form appears to exist, Agent shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. Agent is not authorized to waive any deficiency in connection with the Subscription, unless Company provides written authorization to waive such deficiency.

8.2  If a Subscription Form specifies that shares of Additional Common Stock are to be issued to a person other than the person in whose name a surrendered Right is registered, Agent will not issue such shares until such Subscription Form has been properly endorsed with the signature guaranteed in a manner acceptable to Agent (or otherwise put in proper form for transfer).

8.3  If any such deficiency is neither corrected nor waived, Agent will return to the subscribing shareholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent and Company from losses or liabilities arising out of the non-receipt or non-delivery of the Subscription Form or by registered mail insured separately for the value of the applicable Rights) to such shareholder’s address as set forth in the Subscription Form, any Subscription Form delivered to Agent, any other documents delivered therewith and a letter explaining the reason for the return of such documents.

9.   Tax Reporting

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9.1 Agent shall prepare and file with the appropriate governmental agency and mail to each shareholder, as applicable, all appropriate tax information forms, including, but not limited to, Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in Exhibit A attached hereto. Any cost basis or tax adjustments required after the Effective Time will incur additional fees.

9.2 With respect to any surrendering shareholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such shareholder pursuant to the Internal Revenue Code.

9.3 Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as Company may reasonably request in writing. Such action may be subject to additional fees.

10.  Unresponsive Payees; Unclaimed Property

10.1 After the eight (8) month anniversary of the Effective Time, Computershare may cause the performance of a more in-depth search for the purpose of locating unresponsive payees of checks representing any uncashed payments resulting from this Subscription Offer and locating and/or contacting shareholders who have not yet cashed their checks representing overpayment of subscription application funds, which checks are older than 180 days and who have already received the required unresponsive payee notification under Rule 17Ad-17, in each case using the services of a locating service provider selected by Computershare (“Service Provider”), which Service Provider may be an affiliate of Computershare. Such Service Provider may compensate Computershare for processing and other services Computershare provides in connection with such services, including providing Computershare a portion of its fees. Such Service Provider shall inform any such located and/or contacted shareholders that they may choose (I) to contact Computershare directly to receive a check for payment at no charge other than any applicable fees

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contemplated by this Agreement or (II) to utilize the services of such Service Provider for a fee, which may not exceed approximately 10% of the total value of such shareholder’s uncashed payment or the maximum statutory fee permitted by the applicable state jurisdiction; provided that such processing fee shall not include or limit applicable fees to replace lost certificates. If Company selects a locating and/or asset reunification service provider other than one selected by Computershare, then Computershare shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

Pursuant to Section 11.9 of this Agreement, the Company hereby authorizes and instructs Computershare to provide to Service Provider on behalf of Computershare or Company pursuant to this Article I, Section 10:

(i)

aggregate data of shareholders who have not cashed their checks representing return of funds related to the Subscription Offer and Company information, including number of accounts, value of uncashed checks, effective date and type of transaction, second mailing date (if applicable), and information concerning this Section 10, in order for Service Provider to determine the feasibility of providing locating and/or asset reunification services; and

(ii)

upon determination by Service Provider that a shareholder locating and/or asset reunification program will be implemented and after notification of implementation to Company by Computershare (including by e-mail):

(1)	a complete file of shareholders including those with outstanding payments, who have not yet cashed their checks representing payment of any subscription refund

(2)	preliminary escheatment files of shareholders with uncashed checks (used to block accounts that may not be serviced under the program based on state unclaimed property laws); and

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(iii)

  view only access to shareholder data (during the time a program is in place) for the limited purposes of verifying account information and reconciliation for program eligible accounts and to Company information related to the transaction such as the expiration date.

10.2   Agent shall report unclaimed property to each state in compliance with state laws. Agent will charge Company its standard fees plus expenses (including the cost of due diligence mailings) for such services.

11.  Authorizations and Protections

As agent for Company hereunder, Agent:

11.1 Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent and Company;

11.2 Shall have no obligation to deliver Additional Common Stock unless Company shall have provided a sufficient number of shares of Additional Common Stock to satisfy the exercise of the Rights by shareholders as set forth hereunder;

11.3 Shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates, if applicable, or the Rights represented thereby surrendered hereunder or the Additional Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Subscription Offer;

11.4 Shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and where the taking of such action might, in Agent’s judgment, subject or expose it

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to any expense or liability, Agent shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

11.5 May rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and believed by Agent to be genuine and to have been signed by the proper party or parties;

11.6 Shall not be liable or responsible for any recital or statement contained in the Subscription Offer or any other documents relating thereto;

11.7 Shall not be liable or responsible for any failure of Company or any other party to comply with any of its covenants and obligations relating to the Subscription Offer, including without limitation obligations under applicable securities laws;

11.8 Shall not be liable to any holder of the Rights for any Additional Common Stock or dividends thereon or, if applicable, and any related unclaimed property that has been delivered to a public official pursuant to applicable abandoned property law;

11.9 May, from time to time, rely on instructions provided by Company concerning the services provided hereunder. Further, Agent may apply to any officer or other authorized person of Company for instruction and may consult with legal counsel for Agent or Company with respect to any matter arising in connection with the services provided hereunder. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company under Section 13.2 of this Agreement for any action taken or omitted by Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel. Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company;

11.10 May rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an eligible guarantor institution that is a member or participant in the Securities Transfer Agents

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Medallion Program or other comparable signature guarantee program or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

11.11 Either in connection with, or independent of the instruction term in Section 11.9, above, Agent may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel;

11.12 May perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

11.13 Is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

12.  Representations, Warranties and Covenants

12.1 Agent. Agent represents and warrants to Company that:

(a)

 Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

 Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the

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breach of any material term, condition or provision of (A) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (C) Agent’s incorporation documents or by-laws, or (D) any material agreement to which Agent is a party.

12.2 Company. Company represents and warrants to Agent that:

(a)

 Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)

 Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (A) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (B) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (C) Company’s incorporation documents or by-laws, (D) any material agreement to which Company is a party, or (E) any applicable stock exchange rules;

(c)

 Securities Laws. Registration statements under the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”) have been filed and are currently effective, or will be effective prior to the sale of any Additional Common Stock, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Additional Common Stock being offered for sale, except for any shares of Additional Common Stock which are offered in a transaction or series of transactions which are exempt from the registration requirements

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of the 1933 Act, 1934 Act and state securities laws; Company will immediately notify Agent of any information to the contrary; and

(d)

Shares. The Additional Common Stock issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Additional Common Stock to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable.

13.  Indemnification and Limitation of Liability

13.1 Liability. Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the amounts paid hereunder by Company to Agent as fees and charges, but not including reimbursable expenses.

13.2   Indemnity. Company shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, penalties and related interest, counsel fees and expenses, payments, expenses and liabilities (collectively, “Losses”) arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 13.1, above.

14  Damages Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

15.  Confidentiality

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15.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, shareholder data (including any non-public information of such shareholder), proprietary information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to Confidential Information of the other.

15.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect: (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, such party will ensure that such agent or

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subcontractor is contractually bound to confidentiality terms consistent with the terms of this Section 15.

15.3 Required or Permitted Disclosure. In the event any requests or demands are made for the disclosure of Confidential Information, other than requests or demands to Agent for shareholder records pursuant to standard subpoenas from state or federal government authorities in connection with shareholder actions not impacting Company’s business (e.g., divorce and criminal actions), the party receiving such request or demand will promptly notify the other party to secure instructions from an authorized officer of such party as to such request or demand and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by applicable law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by applicable law or court order.

15.4 Unauthorized Disclosure. As may be required by applicable law and without limiting any party’s rights in respect of a breach of this Section 15.4, each party will promptly:

(a)	Notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	Furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	Use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

15.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 15.4.

16.  Compensation and Expenses

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16.1 Company shall pay to Agent compensation in accordance with the fee schedule attached as Exhibit C hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Rights are surrendered to Agent, for Agent’s services hereunder.

16.2 Company shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.

16.3 If any out-of-proof condition caused by Company or any of its prior agents arises during the term of this Agreement, then Company will, promptly upon Agent’s request, provide Agent with funds or shares sufficient to resolve such out-of-proof condition.

16.4 All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. Company agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

16.5 Company is responsible for all taxes, levies, duties, and assessments levied on services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of services provided hereunder. Company shall pay such Transaction Taxes according to the terms in Section 16.1, above. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company. To the extent that Company provides Computershare with valid

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exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for services hereunder provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to services provided hereunder.

17.  Termination Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until ninety (90) days following the Expiration Time. In the event of such early termination, Company will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed, provided, that no failure by Company to appoint such a successor agent shall affect the termination of this Agreement or the discharge of Agent as agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to Company or its designee any Subscription Forms or other documents relating to the Subscription Offer that Agent may receive after its appointment has so terminated.

18.  Assignment Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

19.  Subcontractors and Unaffiliated Third Parties

19.1   Subcontractors. Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

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19.2  Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 19.1, above) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

20.  Miscellaneous

20.1 Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to Company:

Cohen & Steers Quality Income Realty Fund, Inc. 1166 Avenue of the Americas New York, New York 10036 Attn: General Counsel FundLegalGroup@cohenandsteers.com

If to Agent:          with an additional copy to:

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Corp Actions Relationship

 Manager

Or

Computershare Inc.

462 S. 4th Street, 7th Floor

Louisville, KY 40202

Attn: Corp Actions Relationship

 Manager

Computershare Inc. 150 Royall Street Canton, MA 02021 Attn: Legal Department

20.2 No Expenditure of Funds. No provision of this Agreement shall

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require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

20.3 Publicity. Neither party hereto shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided, that Agent may use Company’s name in its customer lists or otherwise as required by applicable law or regulation and that Company may include general descriptions of this Agreement and of the services to be provided hereunder as required in the registration statement , the prospectus or the prospectus supplement, or to publicize the Subscription Offer generally, but shall, in any event, act in accordance with the terms of Section 15 hereof in so generally publicizing the Subscription Offer.

20.4 Successors. All covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

20.5 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

20.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and shall be interpreted to give effect to the intents of the parties manifested thereby.

20.7 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties hereto irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the

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United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Company’s expense, to resolve any foreign law issues that may arise as a result of Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

20.8 Force Majeure. Agent will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including without limitation acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failures or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

20.9 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third-party beneficiaries hereof.

20.10 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

20.11 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any exhibits, schedules or attachments hereto, and (c) the Subscription Offer,

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the terms and conditions contained in this Agreement shall take precedence.

20.12 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

20.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

20.14 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

20.15 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date hereof.

COHEN & STEERS QUALITY INCOME REALTY FUND, INC.

By:
Name:
Title:

COMPUTERSHARE INC. and

COMPUTERSHARE TRUST COMPANY, N.A.

For both entities

By:
Name:
Title:

Exhibit A  Tax Instruction and Cost Basis Information Letter

Exhibit B     Wire Instructions

Exhibit C  Schedule of Fee

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